Exhibit 10.3

February 24, 2015

Dear Beth:

I’m pleased to confirm the offer of employment that we have extended to you for the position of Senior Vice President - Corporate Communications and Investor Relations of Wisconsin Electric Power Company and Wisconsin Gas reporting directly to me. Your start date will be mutually agreed to at a later date but is expected to be on or about June 1, 2015.

The annual base salary offered for this position is $292,000 payable in accordance with the Company’s regular payroll practices. Other compensation and benefits associated with this offer are outlined below.

Special Signing Bonus
You will receive a special signing bonus of $125,000 payable promptly after reporting for work. This amount is subject to all applicable taxes.

Housing Assistance
You will be provided four months of housing and temporary living assistance at company expense at a mutually agreed to location.

Annual Incentive Plan
In addition to your base salary, you will participate in the Short-Term Performance Plan. Under this plan, your target award level is 45 percent of base salary. Payment is earned when you and the Company meet pre-established performance targets based on WEC financial performance and results against certain operational targets. Since the plan has an upside potential of 200% of the target award, payments may range from 0% to 90% of your base salary based on the degree to which the performance goals are met. Participation in this plan is reviewed annually. Your 2015 award will be prorated to reflect partial year participation.

Long-Term Incentive Awards
You will participate in the long-term incentive plan with a target compensation level of 64 percent of base salary. Awards may be in the form of stock options, restricted stock, performance units or such other form as approved by the Compensation Committee. The current practice is to award 65% of the target compensation level in the form of performance units, 20% in stock options, and 15% in restricted stock. These weightings and the forms of awards are subject to annual review.

401(k)
You will be eligible to participate in the company’s 401(k) plan. The company matches 100% of the first 1 percent of participant contributions and 50% of the next 6 percent of participant contributions, resulting in a 4% match on participant contributions of 7%.

Deferred Compensation
You will be eligible to participate in the Executive Deferred Compensation Plan, which allows deferral of a portion of base salary and incentive awards into a nonqualified account. You will have the opportunity to select among investment alternatives for any amounts you elect to defer. The company matches amounts deferred to the plan consistent with the matching formula applied to the 401(k).

Retirement Savings Benefit
The company offers a defined contribution retirement savings plan with an annual contribution of 6% of base salary and annual incentive. Earnings on the account will be determined by performance of the investment funds you elect. Retirement income benefits are provided through both a tax-qualified and nonqualified plan to ensure that IRS limits on compensation recognized by the qualified plan do not impact the overall benefit.

Medical and Dental Benefits
You will be eligible to participate in the medical and dental benefit plans available to other management employees of the company. The company offers a consumer-driven health plan with an HSA savings option. The plan is administered through United Healthcare. Coverage begins on your first day of employment. Dental benefits are available at a subsidized cost through one of two dental maintenance organizations or through a comprehensive plan.

Life Insurance
You will be eligible for group term life insurance at two times your base salary at no cost. The company also offers an opportunity to purchase voluntary life insurance.

In addition, you will participate in a Death Benefit Only Plan, which provides a benefit of three times your then current base salary to your beneficiary if you should die while employed with the company.

Long-term disability
After six months of employment, you will be eligible for long-term disability benefits, which would begin on the 181st day after you become disabled. The company provides 60% base salary replacement at no cost to you. You will have the option to increase the benefit to 65% or 70% of salary, with the premium being paid by you.

Vacation
You will be eligible for 25 days of vacation annually. Vacation eligibility for 2015 will be pro-rated based on your date of hire. You will continue to have 25 days of vacation until the year in which the next increment of vacation is allocated under company policy. Currently, the policy would provide an additional week of vacation to you at each 7 year service anniversary, up to a maximum of 6 weeks. In addition, the company currently provides 10 paid holidays.

Financial Planning
You will be credited with an annual financial planning benefit of $18,000. You will have discretion to choose the provider.

Annual Physical Benefit
You will be eligible to receive an executive physical annually at no cost to you.

All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

This offer is contingent upon the successful outcome of a criminal background investigation and a pre-employment drug screen. The pre-employment drug screen timing will be communicated to you at a later date and you will be expected to comply with the screening requirement within 24 hours of notification. In addition, your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and likewise, you may resign at any time and without notice.

This offer supersedes but hopefully confirms all prior discussions. Please acknowledge the details of this offer and your acceptance on the line below and return it to me. Please retain a copy for your records. If you have any questions regarding the details of this offer, please feel free to contact me.

Sincerely,

/s/ Gale Klappa

Gale E. Klappa
Chairman and Chief Executive Officer

I have reviewed and accept this offer of employment.

Signature:/s/ Mary Beth Straka             Date 2/27/15